Exhibit 99.1

Investor and Media Relations:	Alexandra Lynn Selene Oh
+1 (617) 747-3300 ir@amg.com pr@amg.com

AMG Reports Financial and Operating Results

for the Fourth Quarter and Full Year 2016

Company Reports EPS of $2.67; Economic EPS of $3.80 for Fourth Quarter,

EPS of $8.57; Economic EPS of $12.84 for Full Year 2016;

Company Initiates Quarterly Cash Dividend

WEST PALM BEACH, FL, January 30, 2017 — Affiliated Managers Group, Inc. (NYSE: AMG) today reported its financial and operating results for the fourth quarter and full year 2016.

For the fourth quarter of 2016, diluted earnings per share were $2.67, compared to $2.67 for the same period of 2015, and Economic earnings per share (“Economic EPS”) were $3.80, compared to $3.59 for the same period of 2015. For the fourth quarter of 2016, Net income was $150.2 million, compared to $147.5 million for the same period of 2015. For the fourth quarter of 2016, Economic net income was $211.2 million, compared to $195.8 million for the same period of 2015. For the fourth quarter of 2016, Adjusted EBITDA was $289.7 million, compared to $263.1 million for the same period of 2015. For the fourth quarter of 2016, Revenue was $550.3 million, compared to $589.8 million for the same period of 2015. For the fourth quarter of 2016, Aggregate revenue, which includes revenue from consolidated Affiliates as well as Equity method revenue (which represents asset-based fees and performance fees earned by Affiliates accounted for under the equity method), was $1.3 billion, compared to $1.2 billion for the same period of 2015. (Economic EPS, Economic net income, and Adjusted EBITDA are defined in the attached tables, along with reconciliations to the most directly comparable GAAP measure.)

For the year ended December 31, 2016, diluted earnings per share were $8.57, compared to $9.17 for 2015, and Economic earnings per share were $12.84, compared to $12.47 for 2015. For the year ended December 31, 2016, Net income was $472.8 million, compared to $509.5 million for 2015. For the year ended December 31, 2016, Economic net income was $703.6 million, compared to $687.2 million for 2015. For the year ended December 31, 2016, Adjusted EBITDA was $945.5 million, compared to $942.2 million for 2015. For the year ended December 31, 2016, Revenue was $2.2 billion, compared to $2.5 billion for 2015, and Aggregate revenue was $4.3 billion, compared to $4.1 billion for 2015.

Net client cash flows for the fourth quarter of 2016 were $(4.1) billion, and for the full year were $7.4 billion. AMG’s aggregate assets under management were approximately $727 billion at December 31, 2016, pro forma for investments which have since closed.

“AMG generated strong results for the fourth quarter and the full year 2016, including Economic earnings per share of $3.80 for the fourth quarter and $12.84 for the full year, both at record levels and representing earnings growth of 6% and 3% for each period, respectively,” stated Sean M. Healey, Chairman and Chief Executive Officer of AMG. “Against the backdrop of earnings declines across the asset management industry broadly, we continued to produce growth in our earnings, even with only a partial impact from investments closed during the second half of the year. With assets under management increasing 16% year-over-year to $727 billion, we enhanced the earnings power of our business through successful execution across all aspects of our growth strategy – including positive organic growth from net client cash flows in 2016, the long-term investment outperformance of our Affiliates, and the addition of outstanding new Affiliates during the year.”

“While we saw modest outflows in the fourth quarter, driven in large part by anticipated seasonal client redemptions and realization activity in private equity and similar strategies, our Affiliates generated positive net client cash flows of $7.4 billion for the full year across our diverse active equity and alternative product set, notwithstanding industry-wide net outflows in alpha-oriented product areas,” Mr. Healey continued. “Given increased dispersion of asset returns and post-election expectations for regulatory reform and economic growth, high-conviction active managers are positioned to outperform passive products. The best managers will distinguish themselves in this environment, which will benefit AMG across our broad array of industry-leading active equity and alternative strategies, given our Affiliates’ outstanding track records of investment outperformance.”

“We were pleased to add a number of excellent new Affiliates in 2016 through the continued successful execution of our new investments strategy, and the quality of these firms, including Winton, Capula, and Baring Asia, reflects AMG’s competitive position as the partner of choice for leading independent firms around the world,” Mr. Healey concluded. “Looking ahead, given the significant and growing scale of our business, we are confident in our ability to continue to generate meaningful earnings growth through accretive investments in outstanding new Affiliates, while also consistently returning capital to shareholders through share repurchases, and now a dividend. With this disciplined commitment to capital allocation, along with the organic growth of existing Affiliates, we are uniquely positioned to generate long-term shareholder value.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates, and additional investments in existing Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development, and operations. As of December 31, 2016, AMG’s aggregate assets under management were approximately $727 billion, pro forma for investments which have since closed, in more than 500 investment products across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “projects,” “intends,” “plans,” “estimates,” “pending investments,” “anticipates” or the negative version of these words or other comparable words. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance and growth rates of our Affiliates and their ability to effectively market their investment strategies, the mix of Affiliate contributions to our earnings and other risks, uncertainties and assumptions, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. We have presented certain non-GAAP and operating performance measures in this press release, which are provided in addition to, but not as a substitute for, GAAP measures of performance. These operating measures include Aggregate revenue, which includes the revenue from consolidated Affiliates as well as Equity method revenue, and is used by management to evaluate operational trends across all Affiliates, regardless of accounting treatment. Additional information is provided in the attached tables.

From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.

Financial Tables Follow

A teleconference will be held with AMG’s management at 8:30 a.m. Eastern time today. Parties interested in listening to the teleconference should dial 1-877-407-8291 (U.S. calls) or 1-201-689-8345 (non-U.S. calls) starting at 8:15 a.m. Eastern time. Those wishing to listen to the teleconference should dial the appropriate number at least ten minutes before the call begins.

The teleconference will also be available for replay beginning approximately one hour after the conclusion of the call. To hear a replay of the call, please dial 1-877-660-6853 (U.S. calls) or 1-201-612-7415 (non-U.S. calls) and provide conference ID 13653857. The live call and replay of the session, and additional financial information referenced during the teleconference, can also be accessed via AMG’s website at http://www.amg.com/InvestorRelations/.

AMG

Financial and Operating Highlights

(in millions, except as noted and per share data)

	Three Months Ended 12/31/15 (A)	Three Months Ended 12/31/16

Assets under Management (at period end, in billions)	$611.3	$688.7

Average Assets under Management (in billions)	$613.7	$686.0

Revenue	$589.8	$550.3

Equity method revenue (B)	$586.1	$751.3

Income from equity method investments	$117.8	$128.1

Net income (controlling interest)	$147.5	$150.2

Economic net income (controlling interest) (C)	$195.8	$211.2

Adjusted EBITDA (controlling interest) (D)	$263.1	$289.7

Average shares outstanding (diluted)	56.7	57.8

Earnings per share (diluted)	$2.67	$2.67

Average shares outstanding (adjusted diluted) (E)	54.5	55.6

Economic earnings per share (E)	$3.59	$3.80

	December 31, 2015	December 31, 2016

Cash and cash equivalents	$563.8	$430.8

Senior bank debt	$643.3	$868.6

Senior notes	$937.1	$939.4

Convertible securities	$299.0	$301.6

Stockholders’ equity	$2,837.1	$3,619.6

AMG

Financial and Operating Highlights

(in millions, except as noted and per share data)

	Year Ended 12/31/15 (A)	Year Ended 12/31/16

Assets under Management (at period end, in billions)	$611.3	$688.7

Average Assets under Management (in billions)	$623.9	$655.6

Revenue	$2,484.5	$2,194.6

Equity method revenue (B)	$1,655.6	$2,101.7

Income from equity method investments	$288.9	$328.8

Net income (controlling interest)	$509.5	$472.8

Economic net income (controlling interest) (C)	$687.2	$703.6

Adjusted EBITDA (controlling interest) (D)	$942.2	$945.5

Average shares outstanding (diluted)	57.2	57.0

Earnings per share (diluted)	$9.17	$8.57

Average shares outstanding (adjusted diluted) (E)	55.1	54.8

Economic earnings per share (E)	$12.47	$12.84

AMG

Reconciliations of Earnings Per Share Calculation

(in millions, except per share data)

	Three Months Ended 12/31/15 (A)	Three Months Ended 12/31/16

Net income (controlling interest)	$147.5	$150.2
Convertible securities interest expense, net	3.8	3.9

Net income (controlling interest), as adjusted	$151.3	$154.1

Average shares outstanding (diluted)	56.7	57.8

Earnings per share (diluted)	$2.67	$2.67

	Year Ended 12/31/15 (A)	Year Ended 12/31/16

Net income (controlling interest)	$509.5	$472.8
Convertible securities interest expense, net	15.3	15.5

Net income (controlling interest), as adjusted	$524.8	$488.3

Average shares outstanding (diluted)	57.2	57.0

Earnings per share (diluted)	$9.17	$8.57

AMG

Reconciliations of Average Shares Outstanding

(in millions)

	Three Months Ended 12/31/15	Three Months Ended 12/31/16

Average shares outstanding (diluted)	56.7	57.8
Assumed issuance of junior convertible securities shares	(2.2)	(2.2)

Average shares outstanding (adjusted diluted) (E)	54.5	55.6

	Year Ended 12/31/15	Year Ended 12/31/16

Average shares outstanding (diluted)	57.2	57.0
Assumed issuance of junior convertible securities shares	(2.2)	(2.2)
Dilutive impact of junior convertible securities shares	0.1	—

Average shares outstanding (adjusted diluted) (E)	55.1	54.8

AMG

Operating Results

Assets under Management

(in billions)

Statement of Changes – Quarter to Date

	Institutional	Mutual Fund	High Net Worth	Total

Assets under Management, September 30, 2016	$383.5	$192.3	$96.6	$672.4
Client cash inflows and commitments	14.4	11.1	4.4	29.9
Client cash outflows and realizations	(14.3)	(15.6)	(4.1)	(34.0)

Net client cash flows	0.1	(4.5)	0.3	(4.1)

New investments (F)	16.5	1.1	2.5	20.1
Market changes	2.7	1.5	(0.1)	4.1
Foreign exchange	(1.5)	(2.0)	(0.1)	(3.6)
Other	(0.1)	(0.1)	—	(0.2)

Assets under Management, December 31, 2016	$401.2	$188.3	$99.2	$688.7

Statement of Changes – Year to Date
	Institutional	Mutual Fund	High Net Worth	Total

Assets under Management, December 31, 2015	$347.5	$175.8	$88.0	$611.3
Client cash inflows and commitments	46.7	53.8	17.9	118.4
Client cash outflows and realizations	(46.4)	(51.1)	(13.5)	(111.0)

Net client cash flows	0.3	2.7	4.4	7.4

New investments (F)	32.4	1.4	3.5	37.3
Market changes	22.6	15.2	3.3	41.1
Foreign exchange	(1.1)	(6.2)	0.2	(7.1)
Other	(0.5)	(0.6)	(0.2)	(1.3)

Assets under Management, December 31, 2016	$401.2	$188.3	$99.2	$688.7

AMG

Reconciliations of Performance Measures

(in millions, except per share data)

	Three Months Ended 12/31/15 (A)	Three Months Ended 12/31/16

Net income (controlling interest)	$147.5	$150.2
Intangible amortization and impairments	28.6	36.9
Intangible-related deferred taxes	15.5	21.4
Other economic items (G)	4.2	2.7

Economic net income (controlling interest) (C)	$195.8	$211.2

Average shares outstanding (adjusted diluted) (E)	54.5	55.6

Economic earnings per share (E)	$3.59	$3.80

Net income (controlling interest)	$147.5	$150.2
Interest expense	20.6	23.1
Imputed interest and contingent payment arrangements	(0.2)	4.0
Income taxes	64.5	73.7
Depreciation and other amortization	2.1	1.8
Intangible amortization and impairments	28.6	36.9

Adjusted EBITDA (controlling interest) (D)	$263.1	$289.7

	Year Ended 12/31/15 (A)	Year Ended 12/31/16

Net income (controlling interest)	$509.5	$472.8
Intangible amortization and impairments	118.4	142.5
Intangible-related deferred taxes	77.7	84.3
Other economic items (G)	(18.4)	4.0

Economic net income (controlling interest) (C)	$687.2	$703.6

Average shares outstanding (adjusted diluted) (E)	55.1	54.8

Economic earnings per share (E)	$12.47	$12.84

Net income (controlling interest)	$509.5	$472.8
Interest expense	88.9	89.4
Imputed interest and contingent payment arrangements	(40.3)	3.9
Income taxes	257.8	229.2
Depreciation and other amortization	7.9	7.7
Intangible amortization and impairments	118.4	142.5

Adjusted EBITDA (controlling interest) (D)	$942.2	$945.5

AMG

Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015 (A)	2016	2015 (A)	2016

Revenue	$589.8	$550.3	$2,484.5	$2,194.6
Operating expenses:
Compensation and related expenses	239.0	229.3	1,027.7	932.4
Selling, general and administrative (H)	113.3	111.4	443.8	398.1
Intangible amortization and impairments	29.0	28.0	115.4	110.2
Depreciation and other amortization	5.3	4.6	18.8	19.5
Other operating expenses, net	10.0	3.2	43.8	29.1

	396.6	376.5	1,649.5	1,489.3

Operating income	193.2	173.8	835.0	705.3

Income from equity method investments	117.8	128.1	288.9	328.8

Other non-operating (income) and expenses:
Investment and other (income) expense	1.4	(7.1)	(15.3)	(33.8)
Interest expense	20.6	23.1	88.9	89.4
Imputed interest expense and contingent payment arrangements (I)	(0.2)	4.0	(40.3)	3.9

	21.8	20.0	33.3	59.5

Income before income taxes	289.2	281.9	1,090.6	974.6

Income taxes (J)	61.2	76.0	263.4	235.6

Net income	228.0	205.9	827.2	739.0

Net income (non-controlling interests)	(80.5)	(55.7)	(317.7)	(266.2)

Net income (controlling interest)	$147.5	$150.2	$509.5	$472.8

Average shares outstanding (basic)	53.9	55.0	54.3	54.2
Average shares outstanding (diluted)	56.7	57.8	57.2	57.0

Earnings per share (basic)	$2.74	$2.73	$9.37	$8.73
Earnings per share (diluted)	$2.67	$2.67	$9.17	$8.57

AMG

Consolidated Balance Sheets

(in millions)

	December 31, 2015 (A)	December 31, 2016
Assets
Cash and cash equivalents	$563.8	$430.8
Receivables	391.2	383.3
Investments in marketable securities	199.9	122.4
Other investments	149.3	147.5
Fixed assets, net	114.1	110.1
Goodwill	2,668.4	2,628.1
Acquired client relationships, net	1,686.4	1,497.4
Equity method investments in Affiliates	1,937.1	3,368.3
Other assets	59.2	61.2

Total assets	$7,769.4	$8,749.1

Liabilities and Equity
Payables and accrued liabilities	$729.4	$729.3
Senior bank debt	643.3	868.6
Senior notes	937.1	939.4
Convertible securities	299.0	301.6
Deferred income taxes	565.7	660.8
Other liabilities	213.3	149.4

Total liabilities	3,387.8	3,649.1

Redeemable non-controlling interests	612.5	673.5
Equity:
Common stock	0.6	0.6
Additional paid-in capital	694.9	1,073.5
Accumulated other comprehensive loss	(18.1)	(122.9)
Retained earnings	2,581.6	3,054.4

	3,259.0	4,005.6
Less: treasury stock, at cost	(421.9)	(386.0)

Total stockholders’ equity	2,837.1	3,619.6
Non-controlling interests	932.0	806.9

Total equity	3,769.1	4,426.5

Total liabilities and equity	$7,769.4	$8,749.1

AMG

Notes

(in millions, except per share data)

(A)	In the third quarter, we revised our previously-issued Consolidated Financial Statements for periods prior to 2016 to correct for an error related to deferred tax benefits recognized on certain Affiliate equity transactions. The impact on all quarterly and annual periods in our previously-issued Consolidated Financial Statements was not material.

The tables below show the effect of correcting the misstatement on our Consolidated Statements of Income, Performance Measures and Consolidated Balance Sheet. The revision had no impact on Income before income taxes or Total stockholders’ equity.

	Three Months Ended December 31, 2015			Year Ended December 31, 2015
Consolidated Statements of Income	As Previously Reported	Adjustments	As Revised	As Previously Reported	Adjustments	As Revised
Income taxes	$58.4	$2.8	$61.2	$256.9	$6.5	$263.4
Net income	230.8	(2.8)	228.0	833.7	(6.5)	827.2
Net income (controlling interest)	150.3	(2.8)	147.5	516.0	(6.5)	509.5
Earnings per share (basic)	$2.79	$(0.05)	$2.74	$9.49	$(0.12)	$9.37
Earnings per share (diluted)	2.72	(0.05)	2.67	9.28	(0.11)	9.17

Performance Measures
Economic net income (controlling interest)	$197.0	$(1.2)	$195.8	$691.2	$(4.0)	$687.2
Economic earnings per share	$3.61	$(0.02)	$3.59	$12.55	$(0.08)	$12.47

	December 31, 2015
Consolidated Balance Sheet	As Previously Reported	Adjustments	As Revised
Additional paid-in capital	$597.2	$97.7	$694.9
Retained earnings	2,679.3	(97.7)	2,581.6

(B)	Equity method revenue represents asset-based and performance fees earned by our Affiliates accounted for under the equity method. Equity method revenue provides management with additional information on the operating performance of our equity method Affiliates. Equity method revenue is also combined with revenue from consolidated Affiliates to determine Aggregate revenue, which is an aggregate Affiliate operating measure used by management to evaluate operational trends across all of our Affiliates, regardless of accounting treatment.

(C)	Under our Economic net income (controlling interest) definition, we add to Net income (controlling interest) our share of pre-tax intangible amortization and impairments (including the portion attributable to equity method investments in Affiliates), deferred taxes related to intangible assets, and other economic items which include non-cash imputed interest (principally related to the accounting for convertible securities and contingent payment arrangements) and certain Affiliate equity expenses. We consider Economic net income (controlling interest) an important measure of our financial performance, as we believe it best represents operating performance before our share of non-cash expenses relating to the acquisition of interests in our affiliated investment management firms, and it is therefore employed as our principal performance benchmark. This non-GAAP performance measure is provided in addition to, but not as a substitute for, Net income (controlling interest) or any other GAAP measure of financial performance.

We add back intangible amortization and impairments attributable to acquired client relationships because these expenses do not correspond to the changes in the value of these assets, which do not diminish predictably over time. The portion of deferred taxes generally attributable to intangible assets (including goodwill) is added back because we believe it is unlikely these accruals will be used to settle material tax obligations. We add back non-cash imputed

AMG

Notes (continued)

(in millions, except per share data)

interest and reductions or increases in contingent payment arrangements because it better reflects our contractual interest obligations. We add back non-cash expenses relating to certain transfers of equity between Affiliate partners when these transfers have no dilutive effect to shareholders.

(D)	Adjusted EBITDA (controlling interest) represents our performance before our share of interest expense, income taxes, depreciation, amortization, impairments and adjustments to our contingent payment obligations. We believe that many investors use this information when assessing the financial performance of companies in the investment management industry. This non-GAAP performance measure is provided in addition to, but not as a substitute for, Net income (controlling interest) or any other GAAP measure of financial performance. The title of this performance measure has been renamed from EBITDA (controlling interest) to Adjusted EBITDA (controlling interest). There has been no change in the calculation of this performance measure.

(E)	Economic earnings per share represents Economic net income (controlling interest) divided by the Average shares outstanding (adjusted diluted). In this calculation, the potential share issuance in connection with our convertible securities is measured using a “treasury stock” method. Under this method, only the net number of shares of common stock equal to the value of the convertible securities in excess of par, if any, are deemed to be outstanding. We believe the inclusion of net shares under a treasury stock method best reflects the benefit of the increase in available capital resources (which could be used to repurchase shares of common stock) that occurs when these securities are converted and we are relieved of our debt obligation. This method does not take into account any increase or decrease in our cost of capital in an assumed conversion. Economic earnings per share is provided in addition to, but not as a substitute for, Earnings per share (diluted) or any other GAAP measure of financial performance.

(F)	We completed our investments in Systematica Investments L.P. and Baring Private Equity Asia in the first quarter of 2016; the financial results of these investments are included in the Consolidated Financial Statements beginning in the first quarter of 2016. We completed our investments in Capula Investment Management LLP and Partner Fund Management, L.P. in the third quarter of 2016; the financial results of these investments are included in the Consolidated Financial Statements beginning in the fourth quarter of 2016 (one quarter in arrears). We completed our investment in Winton Capital Group Ltd. in the fourth quarter of 2016; the financial results of this investment will also be included in the Consolidated Financial Statements one quarter in arrears (beginning in the first quarter of 2017).

(G)	For the three months ended December 31, 2015 and 2016, Other economic items are net of income taxes of $0.1 and $1.5, respectively. For the year ended December 31, 2015 and 2016, Other economic items are net of income taxes of $15.2 and $1.4, respectively.

(H)	In the fourth quarter of 2016, Third Avenue Management LLC recorded a reserve of $15 million in connection with a proposed resolution of all claims relating to the Focused Credit Fund, which is subject to court approvals and would be funded by Third Avenue with cash on hand. AMG would not fund any portion of the expense and it has no impact on Net Income (controlling interest) or Economic net income (controlling interest).

(I)	For the years ended December 31, 2015 and 2016, Imputed interest and contingent payment arrangements include gains from adjustments to our contingent payment obligations of $44.7 and $2.8, respectively. There were no contingent payment adjustments in the three months ended December 31, 2015 or 2016.

AMG

Notes (continued)

(in millions, except per share data)

(J)	Our consolidated income tax provision includes taxes attributable to the controlling interest, and to a lesser extent, taxes attributable to non-controlling interests, as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2015 (A)	2016	2015 (A)	2016
Taxes attributable to controlling interest	$64.5	$73.7	$257.8	$229.2
Taxes attributable to non-controlling interests	(3.3)	2.3	5.6	6.4

Total income taxes	$61.2	$76.0	$263.4	$235.6

Income before taxes (controlling interest)	$212.0	$223.9	$767.3	$702.0

Effective tax rate (controlling interest)	30.4%	32.9%	33.6%	32.6%